Exhibit 10.43

March 6, 2009

Mr. Thomas Shortt

989 Nautica Drive

Weston, FL 33327

Dear Tom:

On behalf of ACCO Brands Corporation (“ACCO Brands”), I’m very pleased to confirm our employment offer to you for the position of Executive Vice President and Chief Strategy and Supply Chain Officer reporting to Robert J. Keller, Chairman and Chief Executive Officer as set forth in this Offer Letter. This is an Executive Officer position. Your start date will be April 1, 2009 or as mutually agreed upon if this date should need to change. Your primary work location will be at our corporate headquarters office in Lincolnshire, IL. The details of our employment offer are as follows:

•	Base Salary: Your annual base salary will be $375,000, payable bi-weekly, less applicable taxes and withholdings. As explained and due to the severe economic and business climate and to ensure we successfully manage through this extremely challenging time, we have reduced all U.S. employee salaries by 20% until at least the end of June, 2009, at which time we will evaluate the need to continue with this reduction based on Company performance. As discussed and assuming you accept this Offer Letter, your bi-weekly base salary will be reduced by 20% as of the day you commence employment.

•	Short-term Incentive: You will participate in the annual ACCO Brands Variable Incentive Plan (“VIP”) with a target award opportunity of 65% of your annual base salary beginning with the 2009 VIP Plan year. Actual awards are based on actual eligible base salary earnings and will range from 0% to 200% of the target award, depending upon actual performance against standards established by, and at the discretion of, the Compensation Committee of the ACCO Brands Board of Directors (the “Compensation Committee”). Currently, the VIP for 2009 is suspended for the first six (6) months of the year for all participants. We will review with the Board’s Compensation Committee the possibility of reinstating the plan and bonus opportunity during the second half of this year depending on Company performance.

•	Long-Term Incentive: You will be eligible to participate in the ACCO Brands Long-term Incentive Plan (“LTIP”). The LTIP is equity-based with an incentive grant typically made once each year. The award opportunity for senior executives may consist of Performance Share Units (“PSUs”), Restricted Stock Units (“RSUs”), Stock-settled Stock Appreciation Rights (“SSARs”), and/or Stock Options (“SOs”). LTIP grant recommendations are based on several key factors such as individual performance, future growth potential, internal equity amongst peers, and our Total Rewards philosophy and objectives to align our interests with shareholders, to attract, motivate, and retain outstanding talent, and to reward for contributions and achievement that meet or exceed expectations and established goals.

For the 2009 LTIP year, you will receive a grant of 125,000 LTIP units granted as SSARs as approved by the Compensation Committee on February 26, 2009. Your actual start date will be the grant date with the exercise price set on the grant date. The SSAR exercise price will be the average of the high-low market price of the Company’s common stock as traded on the NYSE on the date of the grant. LTIP details will be provided as soon as administratively possible after your start date.

Mr. Thomas Shortt

March 6, 2009

•	Auto Allowance: You will be enrolled in the Executive Auto Allowance Program, subject to approval by the Compensation Committee. Your annual allowance under this program will be $13,992, payable bi-weekly, less applicable taxes and withholdings. This allowance will also be temporarily reduced by 20% consistent with the base salary reduction program.

•	Relocation Program: To assist you in your relocation from 989 Nautica Drive, Weston, FL 33327 to the Lincolnshire, IL or Chicago, IL metropolitan region, you are eligible for the executive benefits which are described in the ACCO Brands Relocation Program Employee Handbook (“Program”) materials enclosed with this Offer Letter. We also agree to provide you with the following exceptions to this Program as described below, and except for these specific exceptions, all other requirements as described under the Program are applicable.

1.	Moving your personal belongings from 989 Nautica Drive, Weston, FL 33327 and 3237 Birkdale Avenue, Duluth, GA 30097 based on what we decide in conjunction with our relocation service provider is the most efficient and economical approach to consolidate and deliver your belongings. Our relocation service provider will inform you of the process, timing, and other important details at that time.

2.	For the sale of your Weston, FL residence, the Initial Appraised Value Offer (per our discussions referred to as the Home Buyout Offer (the “Initial HBO”)) required marketing period is ninety (90) days per the Program, but after this 90-day period, we will extend your decision period to thirty (30) days to accept the Initial HBO. If you choose to not accept the Initial HBO and to continue marketing this residence, we will conduct another appraisal to determine a New Appraised Value Offer (or the “New HBO”) and you will have an additional ninety (90) days to accept the New HBO. If you choose to not accept the New HBO and to continue marketing this residence, we will conduct another appraisal to determine a New Appraised Value Offer 2 (or the “New HBO 2”) and you will have an additional ninety (90) days to accept the New HBO 2.

3.	An additional four (4) return trips for a total of eight (8) (including the four (4) trips already provided under the Program) during the sixty-day (60-day) temporary living period. Accordingly, your relocation allowance will be adjusted to include these four (4) additional return trips.

You will have one (1) year from your start date to initiate and use the benefits under the Program. Please note these benefits are provided only upon the condition that: (a) if you voluntarily terminate your employment or if you are involuntarily terminated for cause within one (1) year of your start date, you will immediately repay ACCO Brands in full any funds paid to you or on your behalf for your relocation; or (b) if you voluntarily terminate your employment or you are involuntarily terminated for cause within two (2) years of your start date, you will immediately repay ACCO Brands one-half (1/2) of any funds paid to you or on your behalf for your relocation.

Mr. Thomas Shortt

March 6, 2009

•	Employee Benefits: As an ACCO Brands employee, you will be eligible to participate in our health, welfare, and retirement benefit programs in the form offered to our U.S.-based employee workforce, including term life insurance up to two times base salary (evidence of insurability is required for coverage amounts above $500,000). Please see the enclosed materials outlining these programs. You will also be eligible to receive four (4) weeks of vacation benefits each calendar year, which is accrued as you work and cannot be carried over from year to year. For 2009, you will receive pro-rata vacation benefits based upon your start date.

•	Severance Benefits: You will be a Tier 2 participant in the ACCO Brands Corporation Executive Severance Plan (as amended and effective on December 1, 2007). Please see the enclosed document of these benefits.

•	Contingency: This Offer Letter is contingent upon a satisfactory background check (including accurate representation of academic degrees and prior work experience) and drug and alcohol screening results, as well as confirmation of your eligibility to work in the United States. You must submit to a drug and alcohol screening test within three (3) days of receipt of this Offer Letter. Please refer to the enclosed Drug and Alcohol Screening Procedure for specifics – no advance appointment is necessary.

ACCO Brands and you agree that your February 12, 2009 Services Agreement with ACCO Brands USA LLC is terminated effective on your start date.

By accepting this Offer Letter, you are confirming to ACCO Brands that you are not subject to any prior agreements or arrangements, whether oral or written, which could restrict or prevent you from functioning in the position you have been offered. You further understand and agree that you may not disclose to ACCO Brands or use in connection with your employment with ACCO Brands any protected trade secrets or protected confidential or proprietary information or materials of another entity, including any prior employer, unless and until such information or materials become public through proper means.

This Offer Letter is not intended to constitute a contract of employment. Employment with ACCO Brands is “at-will” and subject to termination by you or ACCO Brands at any time, with or without cause or prior notice. Nothing in this Offer Letter or in any of the accompanying materials alters this “at-will” relationship. Employment with ACCO Brands is also subject to ACCO Brands’ policies and procedures in effect from time to time.

This Offer Letter contains the entire understanding between you and ACCO Brands and supersedes and prior verbal or written communication related to the terms and conditions of this offer of employment. This Offer Letter can only be modified in a writing signed by you and by me specifically referring to this Offer Letter, however, in no event can any modification be made to the “at-will” status of employment with ACCO Brands.

Prior to your first day of employment, please complete the enclosed forms in the New Hire Packet and bring them with you on your start date. You must also provide documentation of your legal right to work in the United States. Please contact Chad Harcus at (847) 484-3191 if you have any questions.

Mr. Thomas Shortt

March 6, 2009

Please acknowledge your understanding and acceptance of this Offer Letter by signing and returning one (1) copy of this Offer Letter in the enclosed envelope within three (3) business days. Please keep the second copy for your personal records.

The Human Resources Representative for your group will be contacting you to confirm your start date and who you should ask for on your first day of work. You will spend the first part of your day with the Human Resources Representative reviewing Company benefits and completing appropriate documents.

Tom, we are excited about you joining the ACCO Brands and Bob’s executive leadership team. I’m confident that ACCO Brands can offer you many rewarding opportunities to share your talent and experience in contributing to our business success. We need your caliber and character as part of our leadership, especially at this critical time in our Company’s history. Please give me a call if you have any questions and I look forward to welcoming you aboard soon!

Sincerely yours,

/s/ David L. Kaput
David L. Kaput SVP & Chief HR Officer

ACCEPTANCE AND CODE OF BUSINESS CONDUCT AND ETHICS AFFIRMATION

Upon signing this Offer Letter I accept and agree to the terms described above. I also affirm that I have read and understand the ACCO Brands Code of Business Conduct and Ethics (the “Code”) and agree as an additional condition of employment to comply with the Code as amended and revised from time to time. I understand I can access the Code at: http://phx.corporate-ir.net/phoenix.zhtml?c=112835&p=irol-govConduct. I acknowledge that the Code requires that certain outside activities be approved in writing before I begin employment and I agree that, if any such required approval is denied, I will cease the relevant activity immediately.

Accepted and agreed to by:	/s/ Thomas H. Shortt	Date: April 1, 2009
Thomas H. Shortt

Enclosures

cc:	Robert J. Keller, Chairman & CEO
Christina Jiovanazzo, HR Business Partner
Chad Harcus, Executive Compensation